Exhibit 23.5

April 3, 2024

Golden Star Acquisition Corporation.

99 Hudson Street, 5th Floor,

New York, NY 10013

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 16, 2023, to the Board of Directors of Golden Star Acquisition Corporation. (“Golden Star”) as Annex F to, and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving Gamehaus Inc. and Golden Star, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Gamehaus Holdings Inc. (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CHFT Advisory and Appraisal Limited
CHFT Advisory and Appraisal Limited